Code of Business Conduct and Ethics – The Code

iQSTEL

TABLE OF CONTENTS

1. Identification	3
1.1. Objective	4
1.2. Scope	4
1.3. Area of dissemination	4
2. Definitions	4
3. Development	6
3.2. Guiding principles of the IQSTEL, Inc	8
3.3. Conduct guidelines for the guiding principles of the IQSTEL, Inc	8
3.3.1. We base our activity on the ethical principles of integrity, honesty and transparency, always maintaining a conduct based on good faith	8
3.3.2. We comply with the applicable legislation and the IQSTEL, Inc’s internal regulations	9
3.3.2.1. Equal Opportunity and Diversity	9
3.3.2.2. Compliance with Government and Industry Regulations	9
3.3.2.3. Insider Trading	9
3.3.2.4. Prohibition against Short-term or Speculative Transactions	10
3.3.2.5. Free and Fair Competition	10
3.3.2.6. Conflicts of Interest	11
3.3.2.7. Fight against corruption	12
3.3.2.9. Prevention of money laundering and the financing of terrorism	13
3.3.2.10. Compliance with accounting and financial regulations	13
3.3.2.11. Compliance with tax regulations	13
3.3.2.12. Protection of personal data	13
3.3.2.13. Protection of intellectual and industrial property	14
3.3.2.14. Protection of fair competition	14
3.3.2.15. Environmental protection	14
3.3.3. We avoid any personal situations involving the people subject to this Code which could directly or indirectly clash with the interests of any of the IQSTEL, Inc companies	14
3.3.4. We handle information with the utmost care	15
3.3.5. We use and protect the Company’s assets in an appropriate manner	17
3.3.6. We ensure equal opportunities and we do not discriminate against IQSTEL, Inc stakeholders	18
3.3.6.1. Relationship with employees	18
3.3.6.2. Customer relations	19
3.3.6.3. Relationship with suppliers	20
3.3.6.4. Relationship with government bodies	20
3.3.6.5. Relationship with partners	20
3.3.7. We guarantee freedom from reprisal for anyone who submits a query/notification in good faith	20
3.4. Knowledge of and training related to the IQSTEL, Inc Code of Ethics	21
3.5. Compliance with the IQSTEL, Inc Code of Ethics	21
3.6. Reporting Procedures	21
3.7. Internal control	22

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1.	Identification

IQSTEL, Inc. values honesty, integrity and adherence to the highest ethical standards. Each of us has a responsibility for upholding these values and maintaining a commitment to basic principles of business ethics and good judgment. This Code of Business Conduct and Ethics (the “Code”) has been developed as a guide to our adherence to these legal and ethical responsibilities. This Code is designed to deter wrongdoing and to promote:

▪	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

▪	full, fair, accurate, timely and understandable disclosure in reports and documents we file with or submit to the U.S. Securities and Exchange Commission (the “SEC”) and in our other public communications;

▪	compliance with applicable laws, rules and regulations;

▪	the prompt internal reporting of violations of this Code; and

▪	accountability for adherence to this Code.

This Code of Business Conduct and Ethic is a document that form part of the Governance Structure of IQSTEL

This Code applies to all directors, officers and employees of IQSTEL, Inc., its subsidiaries and any subsidiaries it may form in the future (collectively, “IQST” or the “Company”).

This Code should help guide your conduct in the course of our business. Many of the principles described in this Code, however, are general in nature, and the Code does not cover every situation that may arise. Use common sense and good judgment in applying this Code. If you have any questions about the Code, or are unsure about whether an action or inaction that you intend to take is permitted under the Code, please contact our Chief Financial Officer.

We are committed to continuously reviewing and updating our policies and procedures. We therefore reserve the right to amend, alter or terminate this Code at any time and for any reason, subject to applicable law.

Part of your job and ethical responsibility is to help enforce this Code. You should be alert to possible violations and report them pursuant to the “Reporting Procedures” described below.

Violations of law, this Code or other Company policies or procedures can lead to disciplinary action up to and including employment termination.

The content of this Code respects both constitutional and labor rights.

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1.1.	Objective

This code aims to:

•	Establish general conduct and behavior guidelines.
•	Define an ethical framework of reference, which must be complied with and should govern the working and professional behavior of those subject to it.
•	Create a code of conduct for those stakeholders that come into contact with any of the IQSTEL, Inc companies (employees, suppliers, customers, shareholders, partners, etc.).

1.2.	Scope

The Code applies to:

•	All the employees, including the directors, of all the IQSTEL, Inc companies ("People Subject to The Code").
•	All the administrators of the administrative bodies of the IQSTEL, Inc companies ("People subject to The Code").
•	The different stakeholders dealt with by each of the IQSTEL, Inc companies.

1.3.	Area of dissemination

The code’s area of dissemination includes all the People Subject to the Code as defined in the section entitled Scope, who in turn will introduce the Code to the different stakeholders with whom they deal in each of their areas.

2.	Definitions

Shareholder: Holder of one or a number of shares and/or holdings in a trading company and as such a partner of said company.

IQSTEL, Inc Assets: The IQSTEL, Inc’s assets are made up of movable and immovable property and rights: shares and/or holdings, money, land, equipment, vehicles, tools, computer equipment, software, brands, domains, industrial and intellectual property, information regarding the company, the knowledge and outcome of employees’ work, etc.

Good faith: Belief by the People Subject to the Code that they are acting correctly.

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IQSTEL, Inc Code: The IQSTEL, Inc Code is the fundamental regulation which governs the IQSTEL, Inc, by establishing general conduct guidelines which must be followed by all those people included in the scope of this document. No internal regulations of IQSTEL, Inc companies may go against the Code’s stipulations.

Query: The presentation of any doubt/concern related to the behavior of the People Subject to the Code or of IQSTEL, Inc stakeholders as regards compliance with the IQSTEL Code and, where applicable, its internal implementing regulations.

IQSTEL, Inc: Companies over which IQSTEL Inc., has or may have direct or indirect control, this consisting of:

•	Holding the majority of the voting rights,
•	The power to appoint or dismiss the majority of the members of the Board of Directors, or
•	Holding the majority of the voting rights by virtue of agreements made with third parties.

Stakeholders: Entities or individuals which may be significantly affected by the activities of any IQSTEL, Inc company and whose actions may affect the organization’s ability to successfully develop its strategies and achieve its objectives. Suppliers, subcontractors, customers, shareholders/partners, employees, investors, government bodies and non-profit organizations are all IQSTEL, Inc stakeholders.

Confidential information: Information, principally written or verbal, containing, but not limited to, technical, financial and commercial information, models, names of possible customers or partners, proposed commercial operations, reports, plans, market projections, data, analysis, work papers, compilations, comparisons, studies or other documents whose disclosure could directly or indirectly damage the owner of said information.

Inside information: Non-public information of a specific nature that refers directly or indirectly to Affected Values, to the Company, to Group companies, or to values or issuers affected by legal or financial operations under study or negotiation by the IQSTEL, Inc and which, if made or having been made public, could significantly influence or have influenced its value in a market or organized procurement system.

It is deemed that a piece of information can significantly influence the value when it is information that a reasonable investor could use as part of the basis for their investment decisions.

The IQSTEL Inc, Internal Conduct Regulation for Matters related to the Stock Market (hereinafter the ICR), which applies to all the People Subject to the Code, known in the ICR as the People Affected, elaborates on the concept of inside information, the ban on the Use of Non-Public Information and the Safeguarding of Inside Information.

Legislation: Regulations issued by any public authority.

Internal regulations: Procedures, guides, instructions and any documentation that are self- imposed by the IQSTEL, Inc companies which implement the IQSTEL, Inc conduct guidelines established in the Group’s Code.

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Notifications: The communication by the People Subject to The Code or by stakeholders of cases of non-compliance with the Code and, where applicable, its internal implementing regulations.

Related persons: The ICR defines related persons as:

i)	Spouses or any person connected by an emotional relationship akin to marriage, unless they only affect their private assets.
ii)	Dependent children.
iii)	Other relatives who live with them or are dependent on them at least a year before the date on which the transaction is carried out.
iv)	Companies or legal entities in which they hold an executive management position, for which they are responsible for the management thereof, which they have created for their own benefit, which have economic interests equivalent to their own or which they effectively control under the terms set forth in the Stock Market Law.
v)	Intermediaries or people with whom they act in concert.
vi)	Other persons or entities who are deemed to be such in the legal provisions in force at any time.

IQSTEL Internal Conduct Regulation for Matters Related to the Stock Market: Governs the conduct of the people affected by the ICR and, in turn, by the IQSTEL, Inc Code of Ethics, when they carry out actions affected by the Stock Market Law.

Information and communication systems: These include IT systems, internet, email and telephones, as well as any other information and communication technology currently provided by the IQSTEL, Inc or which it provides in the future (video conferencing, unified messaging, telepresence, etc.).

Partner/investor: A person who holds a partnership agreement with another person, and who in turn provides capital, services or professional expertise in order to receive a share of the profits.

3.	Development

3.1.         Responsibilities

IQSTEL Board of Directors

The duties of the IQSTEL Board of Directors include:

•	The approval of the IQSTEL, Inc Code of Ethics as well as any substantial modifications made thereto.
•	The creation of the IQSTEL, Inc Corporate Ethics and Compliance Committee.

Ethics and Compliance Committee

Established at the corporate headquarters of IQSTEL, it is the highest body for ensuring compliance with the IQSTEL, Inc Code and, where applicable, its internal implementing regulations. This Committee is the consultative, management and executive body for all matters related to the IQSTEL, Inc Code. Its members will comprise, as a minimum, a Legal Department representative, the Internal Auditor and a Human Resources representative. They will be overseen by a Chairperson and, so that they may fulfill their function, will meet periodically.

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All the members of the Ethics and Compliance Committee will be obliged to:

•	Act according to independent and equitable criteria.
•	Maintain the confidentiality of all information and actions carried out.
•	Ensure that reprisals are not taken against employees or third parties implicated in the query/notification.

Queries/notifications will only be revealed outside of the corresponding IQSTEL, Inc Ethics and Compliance Committee when strictly necessary (e.g. when legally required), and safeguards will always be in place to maintain confidentiality.

The Ethics and Compliance Committee will be responsible for:

•	Ensuring compliance with the IQSTEL, Inc Code of Ethics and, where applicable, its implementing rules, proposing any corrective measures that may be necessary.
•	Resolving all queries and notifications it receives regarding the IQSTEL, Inc Code of Ethics and, where applicable, its internal implementing regulations.
•	Periodically monitoring the outcome of the queries and/or notifications submitted to it.
•	Coordinating the roll-out of the IQSTEL, Inc Code of Ethics, the Crime Prevention Regulation and internal regulations in terms of training and communication.
•	Monitoring the notifications submitted and declarations of conflicts of interest.
•	Drafting and modifying the IQSTEL, Inc Code of Ethics and its implementing regulations.
•	Reporting to IQST’s Code of Ethics (See 3.5 Reporting Procedures) on any serious and urgent incidents that arise in the application of the IQSTEL, Inc Code of Ethics and the IQSTEL, Inc Prevention of Corruption regulation.

The Ethics and Compliance Committee, when deemed necessary, could designate persons responsible from the different companies within the IQSTEL, Inc who, functionally reporting to the Ethics and Compliance Committee, will take on information and monitoring duties on those behavior which could be deemed susceptible to generate any kind of responsibility for the IQSTEL, Inc.

The Ethics and Compliance Committee shall be provided of sufficient resources and budget allocation.

IQSTEL Telecom governing bodies must consider and evaluate the resources required by the Ethics and Compliance Committee with the objective of meeting their responsibilities, as well as defining, approving and monitoring the budget item allocated to the Ethics and Compliance Committee for the performance of its duties.

IQSTEL, Inc Directors with People Management functions

The team of employees working under the IQSTEL, Inc Directors with People Management (hereinafter HR) functions will be responsible for:

•	Providing the People Subject to the Code with the IQSTEL, Inc Code and, where applicable, its implementing rules.
•	Ensuring that the IQSTEL, Inc Code and its implementing rules are received by the People Subject to the Code, by facilitating confirmation of its receipt.

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Obligations of People Subject to the Code

•	All those who are subject to the Code must notify the corresponding Ethics and Compliance Committee of any cases of non-compliance with the IQSTEL, Inc Code of Ethics and, where applicable, its implementing regulations of which they become aware.
•	The People Subject to this Code must contribute to the creation of a culture of compliance with the IQSTEL, Inc Code of Ethics and the rules applicable to the IQSTEL, Inc. In order to do so, they must both comply with the rules applicable to the IQSTEL, Inc and encourage other IQSTEL, Inc employees to do the same.

3.2.	Guiding principles of the IQSTEL, Inc

•	We base our activity on the ethical principles of integrity, honesty and transparency, always maintaining a conduct based on good faith.
•	We comply with all the applicable legislation in the countries in which the IQSTEL, Inc operates as well as with the IQSTEL, Inc’s internal regulations.
•	Ethical conduct and compliance with rules take precedence over the IQSTEL, Inc’s results.
•	The applicable legislation shall prevail whenever there is a conflict between the latter and the internal regulations which apply to the IQSTEL, Inc.
•	We avoid any personal situations involving the People Subject to this Code directly or indirectly clashing with the interests of any of the IQSTEL, Inc companies.
•	We handle information with the utmost care.
•	We use and protect the company’s assets in an appropriate manner and we believe that people are the most important asset.
•	We ensure equal opportunities and we do not discriminate against the People Subject to the Code.
•	We guarantee freedom from reprisal for anyone who submits a query/notification regarding non-compliance with the IQSTEL, Inc Code and its implementing regulations, whenever the aforesaid are made in good faith.
•	We protect the environment.
•	We encourage political neutrality

3.3.	Conduct guidelines for the guiding principles of the IQSTEL, Inc

3.3.1.	We base our activity on the ethical principles of integrity, honesty and transparency, always maintaining a conduct based on good faith

All those who are subject to the Code should act responsibly, proactively and efficiently to ensure that the IQSTEL, Inc’s objectives are pursued with perseverance, drive and enthusiasm, providing a clear added value for the IQSTEL, Inc and its shareholders. The proactive, responsible and efficient conduct of those who are subject to this Code should be carried out with integrity, honesty and transparency, always maintaining a conduct based on good faith and conveying a sense of credibility to all those subject to the Code and our stakeholders.

The People Subject to the Code may not obtain benefits or payments associated with the performance of their duties or positions from third parties other than IQSTEL or its Group, unless they are acts of mere courtesy.

Relations with institutions, agencies and government bodies must adhere to the notion of institutional respect and be conducted with utmost cooperation and strict compliance with their resolutions. Notifications, requests for information and other requests should be handled with diligence and within the time limits established therefor.

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3.3.2.	We comply with the applicable legislation and the IQSTEL, Inc’s internal regulations

All those who are subject to the Code of Ethics must:

•	Comply with the laws in force in the countries in which the IQSTEL, Inc carries out or attempts to carry out its business activities. As such, the IQSTEL, Inc encourages all those who are subject to this Code to have knowledge of the legislation and internal regulations which are applicable to the IQSTEL, Inc’s activities.
•	Have knowledge of the legislation and IQSTEL, Inc internal regulations which affect their work and may not, under any circumstances, engage in acts that could jeopardize compliance with the rule of law. A lack of knowledge of the legislation and of the regulations which are applicable to the IQSTEL, Inc, as well as the argument that said type of non-compliance is widespread within the Group, are not justified grounds for non-compliance.
•	Under no circumstances should employees follow orders from their immediate superior who contravenes the applicable legislation and/or regulations.

3.3.2.1.	Equal Opportunity and Diversity

IQST is fully committed to equal employment opportunity and compliance with the letter and spirit of the full range of fair employment practices and nondiscrimination laws, including all wage and hour laws. In addition, we believe that diversity is critical to our success. IQST seeks to hire, develop and retain the most talented individuals from a diverse candidate pool

3.3.2.2.	Compliance with Government and Industry Regulations

You must comply with all applicable federal, state and local laws, regulations, rules and regulatory orders applicable to our business. Each employee, director, agent, contractor and consultant must acquire appropriate knowledge of the requirements of his or her locale relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from our legal counsel. Violations of laws, regulations, rules and orders may subject the employee, director, agent, contractor or consultant to individual criminal or civil liability, as well as to discipline by IQST. These violations may also subject IQST to civil or criminal liability and/or the loss of business.

3.3.2.3.	Insider Trading

All employees are required to comply with the federal laws and the Code regarding the disclosure and use of material non-public information. Anyone who possesses material non-public information and who buys or sells stock or other equity securities of IQST or any other public company, or “tips” another investor, may be liable for damages, civil and criminal penalties and may also be subject to disciplinary action by IQST. It is illegal to trade in securities based on inside information. Inside information is any information about IQST or another company that has not reached the public and is likely to be considered important by investors in deciding whether to buy or sell publicly traded securities. Examples include news about IQST’s financial results before it is formally released, planned actions regarding IQST stock, and unannounced senior management changes. Inside information also includes non-public information about other companies that you receive in the course of your employment. Employees who have access to inside information hold special positions of trust and confidence and must not abuse this trust. Never trade in securities or other property based on inside information, or “tip” others who might make an investment decision based on this information. Trading under such circumstances is illegal, whether you trade for your own benefit or for the benefit of others. Do not take advantage of inside information when buying or selling IQST stock, options in IQST stock, or the stock of any supplier or customer of IQST or one of its subsidiaries. This applies whether you act directly or through someone else, such as a family member. Stricter standards apply to officers and certain other manager-level employees. Contact our Chief Financial Officer or legal counsel if you have any doubts about the information you use to help make buying or selling decisions. For more information regarding compliance with IQST’s insider trading policy, see our “Procedures and Guidelines Governing Insider Trading and Tipping.”

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3.3.2.4.	Prohibition against Short-term or Speculative Transactions

All directors, officers, and holders of greater than 10% of the Company’s securities are prohibited from engaging in short-term or speculative transactions involving Company securities, such as publicly traded options, short sales, puts, and calls, and hedging transactions. This prohibition also applies to holding Company securities in a margin account and “short sales against the box”, which are sales of Company securities where a person does not deliver the shares he or she owns to settle the transaction but instead delivers other shares that his or her broker has borrowed from others. Notwithstanding the foregoing, the Company’s Board of Directors may waive this policy on a case-by-case basis if: (i) the Board of Directors forms the opinion that such waiver is not adverse to the interests of the Company or its shareholders; (ii) where the director, officer, or 10% holder seeking such waiver has demonstrated to the satisfaction of the Board of Directors that he or she has sufficient assets to pay the obligation without resort to Company securities; and (iii) the director, officer, or 10% holder seeking such waiver otherwise is in compliance with Section 16(c) of the Securities Exchange Act of 1934, as amended. All other employees must obtain the specific prior written authorization of the Chief Executive Officer and the Chief Financial Officer before engaging in short-term or speculative transactions involving Company securities. Additionally, any executive officer or member of the Board of Directors shall seek approval of the Board of Directors prior to any pledge of the Company’s securities, such approval to be included in the minutes of the meetings of the Board of Directors or consent resolutions

3.3.2.5.	Free and Fair Competition

IQST is committed to obeying both the letter and spirit of laws designed to encourage and protect free and fair competition, which generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, promotional allowances, product bundling, termination, and many other practices.

Competition laws also govern, usually quite strictly, relationships between IQST and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers and affiliates. Employees, directors, agents, contractors or consultants may not knowingly make false or misleading statements regarding IQST’s competitors or the products of its competitors, customers or suppliers. Participation with competitors in a trade association is acceptable when the association has been properly established, has a legitimate purpose, has limited its activities to that purpose and such participation has been approved by a supervisor.

You should never enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, rebates, referrals, allocation of product or geographic markets, allocation of customers, or boycotts of customers or suppliers, or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules, but our Chief Financial Officer must review all such proposed ventures in advance. These prohibitions are absolute and strict observances are required. Collusion among competitors is illegal, and the consequences of a violation are severe.

Although the spirit of these laws, known as “antitrust,” or “competition,” or “consumer protection” or “unfair competition” laws, is straightforward, their application to particular situations can be quite complex. To ensure that IQST complies fully with these laws, each of us should have a basic knowledge of them and should involve our Chief Financial Officer early on when questionable situations arise.

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3.3.2.6.	Conflicts of Interest

Each of us has a responsibility to IQST, its stockholders and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. IQST is subject to scrutiny from many different individuals and organizations. We should always strive to avoid even the appearance of impropriety.

Two factors that will be considered when determining whether a conflict of interest exists are: (1) whether the employee or director is or could be in a position to influence IQST’s relationship with the competitor, partner, affiliate, or customer; and (2) whether the judgment of the employee or director could be affected, or could appear to be affected, as it relates to the competitor, partner, affiliate, or customer because of the significance of the personal interest of the employee or director. Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s or director’s position at IQST.

Without limiting the general scope of this policy, the following relationships and courses of conduct will be considered to involve conflicts of interest unless in special circumstances they are specifically approved and compliance with this policy is waived (i) in the case of a director or executive officer, by our Board of Directors, and (ii) in all other cases, by our Chief Financial Officer:

•	Making personnel decisions based on family or social relationships rather than based on objective job-related criteria.Initiating or approving (explicitly or implicitly) any form of harassment of employees.
▪	Serving as an employee, officer or director of a company that (a) is in direct competition with IQST or (b) is a significant customer, partner, affiliate or contractor of IQST (meaning a customer, partner, affiliate or contractor whose transactions with IQST since the beginning of the last fiscal year, or whose currently proposed transactions with IQST, exceed $60,000).
▪	Having a direct or indirect material financial interest in any privately held company that (a) is in direct competition with IQST or (b) is a significant customer, partner, affiliate or contractor of IQST.
▪	Holding more than a 5% interest in any publicly held company that (a) is in direct competition with IQST or (b) is a significant customer, partner, affiliate or contractor of IQST.
▪	Lending money to, guaranteeing debts of, or borrowing money from a direct competitor or a significant customer, partner, affiliate or contractor of IQST by or for an employee or director or an immediate relative of an employee or director.
▪	Knowingly and improperly using or disclosing to IQST any proprietary information or trade secrets of any former or concurrent employer, or other person or entity with whom obligations of confidentiality exist.
▪	Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their agents, employees or directors, or making any unlawful agreements with respect to prices or markets.
▪	Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.
▪	Consummating any transaction between an executive officer or member of the Board of Directors, or any of their respective affiliates, with another executive officer or member of the Board of Directors, or any of their respective affiliates

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With respect to IQST directors and executive officers only, any questions on whether a relationship or course of conduct constitutes a conflict of interest should be submitted to our Audit Committee which will then make a recommendation to our independent directors. If a majority of the independent directors determines that a director or executive officer’s relationship or course of conduct may constitute a conflict of interest, it will so notify that person and specify a reasonable period of time in which that person can take steps to remedy the possible conflict. If the possible conflict is not remedied within the specified period of time, the relationship or course of conduct will be deemed to be a conflict of interest in violation of this policy unless the relationship or course of conduct is specifically approved and compliance with this policy is waived by our independent directors.

With respect to IQST non-executive employees only, any other employment, consulting or other business activity must be disclosed to and approved in writing by our Chief Financial Officer, in which case the activity will not be deemed to constitute a conflict of interest in violation of this policy. However, if that activity is prohibited by the terms of that person’s employment agreement with the Company, the employee must also obtain a written waiver of the relevant terms of the employment agreement before engaging in such an activity. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind, you should consult our Chief Financial Officer.

3.3.2.7.	Fight against corruption

The IQSTEL, Inc does not tolerate any form of corruption.

The IQSTEL, Inc prohibits the People Subject to this Code, its suppliers and its partners from:

•	Engaging in any act that could appear to promote corruption, pursuant to the legislation applicable in each country.
•	Offering or receiving any kind of advantage to or from any physical or legal person belonging to the national or international public or private sector and/or engaging in any act aimed at compromising the objectivity and transparency of any decision which may directly or indirectly benefit IQSTEL, Inc companies and/or People Subject to this Code.

Corruption is checked for and reported nationally and internationally. In the majority of jurisdictions, criminal or administrative liability in matters of corruption falls not only to the company and/or physical person who engaged in the act of corruption but also to the parent company of the Group, IQSTEL. As such, the IQSTEL, Inc is firmly committed to the prevention of corruption in all its areas.

The competent Ethics and Compliance Committee should be informed of any doubts relating to corruption or any cases of corruption which have been observed.

3.3.2.8.	Foreign Corrupt Practices Act

IQST requires full compliance with the Foreign Corrupt Practices Act (“FCPA”) by all of its employees, directors, agents, contractors and consultants. All employees, directors, agents, contractors and consultants, whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with applicable moral, ethical and professional standards. FCPA compliance includes our policy on Maintaining and Managing Records discussed above. In addition, no contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of our Chief Financial Officer.

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3.3.2.9.	Prevention of money laundering and the financing of terrorism

The IQSTEL, Inc shall comply with the national and international provisions set forth to prevent money laundering.

To this end, business relations will not be established with people or entities that do not comply with the aforementioned regulations or that do not provide adequate information as regards their compliance therewith.

The Group must particularly watch out for attempts to use the trade network in operations for laundering money derived from criminal activities. Under no circumstances will operations be conducted that could serve as operational or financial cover for terrorist activities.

Active collaboration will always be provided for the detection and monitoring of these situations.

IQSTEL, Inc employees must:

•	Pay special attention to those cases in which there may be evidence that the people or entities with which the company maintains relations lack integrity.
•	Remain vigilant of any payments made to/or by third parties that are not mentioned in the corresponding contracts, as well as of those made to accounts that are not the ones normally used in the relations with a particular entity, company or person.
•	Pay attention to payments made to individuals, companies, entities or accounts open in tax havens and to payments made to entities in which it is not possible to identify the partner, owner or ultimate beneficiary.
•	Pay special attention to all circumstances that suggest that inappropriate financial operations may be being conducted.

3.3.2.10.	Compliance with accounting and financial regulations

The IQSTEL, Inc’s economic and financial information will faithfully reflect its financial and economic situation and its assets, in accordance with generally accepted accounting principles and the applicable international rules on financial information. No one who is subject to the Code will conceal or distort the information contained in the IQSTEL, Inc’s accounting records and reports, which will be complete, accurate and truthful.

3.3.2.11.	Compliance with tax regulations

The IQSTEL, Inc shall comply with national and international tax regulations. It will also promote the implementation of all actions which are necessary for reducing all significant tax risks and the prevention of behavior which is likely to generate said risks.

The People Subject have the obligation to collaborate and prevent any kind of obstruction to the inspection activity undertaken by the Tax Agency in the IQSTEL, Inc companies.

3.3.2.12.	Protection of personal data

The processing of personal data should be carried out in a manner that guarantees its privacy, while at all times complying with the current and applicable legislation.

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3.3.2.13.	Protection of intellectual and industrial property

Intellectual and industrial property created by IQSTEL, Inc employees will be owned by the IQSTEL, Inc company to which the employees belong.

All those who are subject to this Code must strive to protect patents, trademarks, copyright, trade secrets and all other information covered by intellectual and industrial property rights owned by IQSTEL, Inc companies. Furthermore, it is crucial that we respect the legitimate intellectual and industrial property rights of third parties.

3.3.2.14.	Protection of fair competition

The People Subject to this Code should respect the principles and rules of fair competition and must not break the corresponding laws on the protection of fair competition.

The following will therefore be considered unethical and will be prohibited: unauthorized access to the confidential information of other companies, industrial espionage, the disclosure of business secrets, the use of inside information belonging to the company itself or another entity for any kind of transaction or business, false advertising, scams, fraud and deception of any kind, the dissemination of false rumors about products, services and market conditions, actions to alter the price of third party products or to alter the share price or value of a company, the manipulation of public tenders, the counterfeiting of means of payment or actions to cause any of the IQSTEL, Inc companies to become insolvent for the purpose of defrauding the creditors thereof.

3.3.2.15.	Environmental protection

The environment is an essential asset that the IQSTEL, Inc is committed to protecting as the core element of sustainable development.

The People Subject to this Code must be actively and responsibly committed to environmental conservation, respecting the law in force on this matter and adopting procedures to minimize the environmental impact of their activities.

3.3.3.	We avoid any personal situations involving the people subject to this Code which could directly or indirectly clash with the interests of any of the IQSTEL, Inc companies

The People Subject to this Code must avoid any situations in which their personal interests or those of related persons could clash with the IQSTEL, Inc’s interests. In the event that they find themselves in a situation involving conflict of interest, they should inform the corresponding Ethics and Compliance Committee. Notwithstanding the foregoing, if people who are subject to the ICR find themselves in a situation involving conflict of interest, they should notify the General Secretariat thereof in accordance with the provisions of the ICR.

Said notifications should be carried out as soon as possible after the possible or real conflict of interest is observed and, in all cases, before making the decision which could be affected by the possible conflict of interest. Furthermore, any changes to situations which have previously been communicated, including the resolution of said situations, must be communicated to the Ethics and Compliance Committee.

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As regards possible conflicts of interest, the People Subject to this Code:

1.	Must not exploit personal advantages gained by virtue of their position in the IQSTEL, Inc, neither for themselves nor for related persons.
2.	Cannot carry out professional activities of a similar nature to those which they may carry out for the IQSTEL, Inc if doing so could interfere with the interests of the IQSTEL, Inc.
3.	Cannot directly or indirectly, whether personally or through related persons, participate in the governing bodies of other entities whose interests may clash with the interests of the IQSTEL, Inc.

Without prejudice to the situations involving conflict of interest set forth herein, the People Subject to this Code could find themselves in other situations which could also be understood as posing conflicts of interests. As such, we recommend that if you have any doubt as to whether or not a situation involves a conflict of interest, you notify the competent Committee so that it can assess whether or not a conflict of interest exists.

3.3.4.	We handle information with the utmost care

The IQSTEL, Inc considers information and knowledge to be two of its main assets and essential for business management, since they constitute a solid basis for achieving a climate of mutual trust and fulfilling its ongoing commitment to providing comprehensive, objective and truthful information to its customers, employees and stakeholders, which is why they are subject to special protection.

As such, the People Subject to this Code must treat information and knowledge in such a way as to guarantee:

1.

Its veracity: The veracity of information is a basic principle according to which the People Subject to this Code must truthfully convey all information they have to communicate, both internally and externally.

All of the IQSTEL, Inc’s internal and/or external economic transactions must be clearly and accurately reflected in the corresponding announcements and records.

2.	Professional secrecy: The People Subject to this Code must respect the principle of professional secrecy, subject to confidentiality, which must be maintained even after the professional relationship with the IQSTEL, Inc has ended, except in the event of express authorization or when authorization is required by law or court order.

When using operational processes, work systems and any other internal procedure, the strictest confidentiality will be observed.

When the confidential information belongs to IQSTEL, Inc companies, the People Subject to this Code must not reveal said information to third parties, including their friends and family, except when necessary for business reasons and with the authorization of the Ethics and Compliance Committee. In this case, confidential information must not be used for personal gain or that of third parties.

When the confidential information belongs to third parties outside the IQSTEL, Inc, being information to which the IQSTEL, Inc companies have access in the conduct of their activities with their stakeholders, the People Subject to this Code must comply with the confidentiality agreements that the IQSTEL, Inc companies have entered into with their stakeholders. Said information may only be disclosed when the owner thereof gives their express consent.

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In the event that the People Subject to the IQSTEL, Inc Code of Ethics are also affected by the ICR, they must comply with the procedure established in said regulation. Furthermore, the processing of inside information must be carried out in accordance with the provisions of the ICR.

The risk of non-authorized people gaining access to confidential and/or inside information must be minimized.

The People Subject to this Code must consider any information whose nature they are unsure of as being confidential unless the corresponding Ethics and Compliance Committee declares otherwise.

3.	Customer information: Information relating to customers is subject to the strictest confidence and can only be disclosed in cases where it is required by law or court order.

This confidentiality commitment will also apply to information of a personal or financial nature that customers provide us with to be reviewed or assessed or for the formalization of transactions.

Access to customer data is only justified for professional reasons and said data must be stored and used in a manner that ensures the customer’s right to privacy and in strict compliance with the provisions of the current regulations on personal data protection.

Under no circumstance may financial, personal or family ties between customers justify a breach of confidentiality.

The customers’ privacy and confidentiality will be guaranteed at all times in conversations and transactions.

4.	Communication between People Subject to this Code: The information and knowledge that is generated within IQSTEL, Inc companies should flow efficiently between the People Subject to this Code in order to facilitate the management of the IQSTEL, Inc’s activities and foster the development of the People Subject to this Code. Under no circumstances shall inaccurate, incorrect or incomplete information which could mislead the person receiving it be provided.

The People Subject to this Code should provide the IQSTEL, Inc’s knowledge by disseminating it within the Group companies and making it available to the information systems that are in place within the IQSTEL, Inc companies.

5.	The reputation of IQSTEL, Inc companies: Any Person Subject to this Code who is asked by the media about any aspect relating to the IQSTEL, Inc, or who is required to participate in a public act on behalf of the IQSTEL, Inc, should consult with the corresponding department of the IQSTEL, Inc which is in charge of external and/or internal communication beforehand, so that said department can provide an opinion thereon. In all cases, the information given relating to the IQSTEL, Inc must be transparent, truthful and consistent.

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All those who are subject to this Code should place the utmost care on preserving the image and reputation of IQSTEL, Inc companies when carrying out all of their professional activities. Whenever they appear or present themselves on their own initiative as an employee or administrator of the IQSTEL, Inc, in any social medium (internet, social networks, etc.), they must ensure that the IQSTEL, Inc image is used correctly and appropriately and that respect for the ethical values promoted by the IQSTEL, Inc is upheld.

3.3.5.	We use and protect the Company’s assets in an appropriate manner
1.	Assets

The People Subject to this Code must protect the IQSTEL, Inc’s assets, guaranteeing that they are used suitably and efficiently, and protecting them from unsuitable use. In all cases, said assets may only be used for the benefit of IQSTEL, Inc companies.

The IQSTEL, Inc undertakes to provide the necessary means to protect and safeguard said assets.

2.	Gifts and other Benefits

•	Definition:

By gifts or invitations we mean all offers, promises or concessions of any wrongful benefit, either pecuniary of any other kind. This definition also includes gifts according to social uses, merchandising gifts, invitations to events or non-regular discounts.

•	Commitment:

In any case may gifts, hospitalities and/or invitations from a third natural or legal party related to the activities of the IQSTEL, Inc companies beyond courtesy and institutional relationship which could cause a loss of independence and of the impartiality in any commercial relation with the different interests groups, particularly with clients and suppliers, be accepted.

Additionally, it is prohibited to offer gifts and invitations to representatives of public institutions beyond institutional courtesy, which could jeopardize the transparency and objectivity of the Public Administration in its activity with the IQSTEL, Inc or its commercial partners, whose objective lies in the fact that the recipient favors the IQSTEL, Inc.

•	Action Criteria:
1.	The People subject will not accept any kind of hospitality, gift, invitation, favor or compensation from interested clients, suppliers or third parties, except when they are courtesies according to social uses, according to the criteria set by the Code of Ethics of the IQSTEL, Inc.

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2.	Before offering or accepting any courtesy, the employees of the IQSTEL, Inc and all those who act on its behalf must evaluate:
i.	whether it is offered or accepted with a wrongful purpose.
ii.	whether it has a reasonable and moderate nature
iii.	whether the frequency or the moment it takes place generates a potential influence.

3.	Information and communication systems

The use of information and communication systems must be primarily professional. The company reserves the right to monitor and regulate the personal use of said systems, in accordance with provisions established in the applicable legislation.

The IQSTEL, Inc’s information and communication systems, along with the contracting thereof, must comply with the IQSTEL, Inc’s security regulations.

At all levels of the IQSTEL, Inc, the prevention and control of any offences that may be committed through the use of information technologies will be ensured. These include unauthorized access to the computer systems of competitors, customers or any other company or public or private organization, the spread of viruses or programs that could cause damage to tangible or intangible assets, carrying out denial of service attacks or paying for them to be carried out, the manipulation of electronic auctions or any other type of IT damage, phishing, the spreading of rumors, criticism and boycotts via the Internet and social networks, the conduct of misleading advertising campaigns and promotions, the infringement of intellectual or industrial property rights over technological assets, industrial espionage and the discovery and disclosure of business secrets via the Internet.

3.3.6.	We ensure equal opportunities and we do not discriminate against IQSTEL, Inc stakeholders

3.3.6.1.	Relationship with employees

The IQSTEL, Inc does not tolerate any form of workplace harassment.

The IQSTEL, Inc ensures equal opportunities and that there will be no discrimination among the People Subject to this Code or among stakeholders based on gender, race, country of origin, religion, beliefs, age, sexual orientation, nationality, ideology, marital status or disability or any other grounds that may lead to discrimination.

The principle of equal opportunities applies both to access to jobs and internal promotions, and to the personal and professional development of the People Subject to this Code. The IQSTEL, Inc will promote work-life balance policies that help people to achieve the necessary balance between their personal and family life and their working life.

The relationship between the People Subject to this Code must be governed by mutual respect, integrity, transparency and trust, as well as by conduct that guarantees the personal dignity of them all. Furthermore, the People Subject to this Code must act with a spirit of collaboration, making the knowledge and resources that could facilitate the attainment of the IQSTEL, Inc’s objectives and interests available to the other organizational units and people that make up the IQSTEL, Inc.

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a.	Selection and promotion

The selection and promotion of the People Subject to this Code is based on their competencies and how they perform their professional duties as well as on the integrity of their professional track record. The competencies, performance of professional duties and professional integrity of the People Subject to this Code must be accredited and substantiated for their selection and promotion.

b.	Training

All those who are subject to this Code must take the mandatory training courses on the legislation and internal regulations applicable to them and which the IQSTEL, Inc makes available to them, in accordance with the duties and activities they carry out within the IQSTEL, Inc. The Senior Management, Management Team and middle managers must ensure that their staff members have the necessary degree of knowledge about the rules that affect them.

c.	Communication

Communication with the People Subject to this Code must be clear, both when evaluating their performance and when setting expectations.

d.	Working conditions and occupational risk prevention

Working conditions must be safe for the health of the People Subject to this Code. Furthermore, the IQSTEL, Inc will ensure that its suppliers apply occupational health and safety regulations.

The IQSTEL, Inc will promote the necessary preventive measures and provide its employees with the resources and knowledge required to perform their duties safely and in a healthy environment. In this manner, the IQSTEL, Inc is committed to creating and maintaining a safe working environment and to putting in place the necessary means to protect heritage, financial and human resources, by minimizing occupational risks.

Employees are required to be aware of and follow the procedures established in the IQSTEL, Inc Occupational Risk Prevention Plan. Likewise, the Management will encourage workers to participate in all matters that affect occupational health and safety, through their representatives.

The consumption or possession of drugs and alcohol in the workplace is prohibited (except in the case of institutional celebrations in which alcohol may be consumed moderately, subject to the legislation, customs and traditions of the country in all cases).

The Group will respect the internationally-recognized rights to organize, strike and bargain collectively and the right of association. In this regard, it will collaborate with the necessary means so that employees can exercise this right and will promote open, transparent and constructive dialogue to guarantee stable employment.

3.3.6.2.	Customer relations

The IQSTEL, Inc focuses on conceiving, designing and offering services of the highest quality to our customers, thus providing them with a differential value with respect to other options on the market. As such, the IQSTEL, Inc fosters its commitment to quality by establishing the resources and measures required to ensure the maximum quality in the provision of its services.

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The People Subject to this Code must be committed to treating customers fairly, providing them with accurate information, and always aiming to provide an excellent service.

In relations with customers, the rules on transparency, information and protection must apply in all cases, as well as the rights granted to customers by the legislation on personal data protection, information society services and other applicable provisions.

3.3.6.3.	Relationship with suppliers

a.	Selection

Supplier selection processes must comply with the principles of equity, objectivity and transparency. All employees who participate in processes to select external suppliers and collaborators, are obliged to act with impartiality and objectivity, applying transparent criteria that are aligned with the material principles of this code of conduct. Selection will be based principally on quality, cost and adherence to deadlines. When selecting suppliers, the People Subject to this Code must avoid the conflict of their personal interests with those of the IQSTEL, Inc companies. If such a conflict occurs, this should be reported to the Ethics and Compliance Committee for it to issue an opinion on the matter.

b.	Contracts

When contracting suppliers, all contracts should include anti-corruption clauses. Depending on the nature of the services being provided, they should also include risk prevention, information security, environmental and social clauses, among others.

Contractual conditions agreed upon by the different parties will also be respected.

Through the Ethics Channel, the IQSTEL, Inc will promote and disseminate the content and principles of this Code of Ethics among its suppliers. This shall apply in particular to content that refers explicitly to the IQSTEL, Inc’s relationship with its collaborating companies.

3.3.6.4.	Relationship with government bodies

Given the nature of the services provided by IQSTEL, Inc companies, said companies base their relationships with the national and international public sector on the principles of transparency and equal opportunities, and reject any actions aimed at gaining an advantage over competitors when said actions are contrary to the applicable legislation.

Furthermore, the IQSTEL, Inc will collaborate with government bodies while ensuring scrupulous compliance with their resolutions at all times.

3.3.6.5.	Relationship with partners

As regards relationships with and the selection of partners, the company will ensure that they have conduct guidelines which are similar to or the same as those of the IQSTEL, Inc.

3.3.7.	We guarantee freedom from reprisal for anyone who submits a query/notification in good faith

Queries and notifications will not be subject to reprisals provided that they are submitted in good faith. Good faith is demonstrated through the provision of evidence which proves that the acts reported have been committed or may be committed.

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If any person who is subject to this Code feels that they have suffered reprisals after having submitted a query or notification of non-compliance in good faith, they should immediately notify the corresponding Ethics and Compliance Committee thereof.

3.4.	Knowledge of and training related to the IQSTEL, Inc Code of Ethics

All IQSTEL, Inc staff who are subject to this Code must be familiar with the IQSTEL, Inc Code of Ethics.

Furthermore, the Resources Department will furnish all those who join the IQSTEL, Inc and are considered to be People Subject to this Code with a copy of this Code of Ethics, its internal implementing regulations, where applicable, and the Prevention of Corruption Regulation.

When IQSTEL, Inc companies come into contact with their stakeholders, they should inform them of the existence of this Code of Ethics, its implementing regulations and the fact that it must be complied with by all those affected by it.

Furthermore, all iQSTEL Inc. companies will have an Ethics Channel on their corresponding websites and must upload the IQSTEL, Inc Code of Ethics and the internal regulations that, where applicable, implement the Code of Ethics on their own website and/or intranet.

The IQSTEL, Inc will notify and train all those who are subject to this Code of Ethics regarding the content thereof.

3.5.	Compliance with the IQSTEL, Inc Code of Ethics

All those who are subject to this Code of Ethics must comply therewith. In turn, stakeholders must comply with this Code of Ethics for all matters affecting them.

Non-compliance on the part of People Subject to this Code will be punished in accordance with labor legislation and other applicable regulations, in accordance with the relationship between the People Subject to this Code and the IQSTEL, Inc companies. Said punishment could entail dismissal or the termination of the professional services provided.

The consequences of non-compliance with this Code of Ethics and, where applicable, the internal implementing regulations, will not only affect the perpetrator but also all those People Subject to this Code who have allowed said non-compliance to occur through an action or failure.

If any of the entities which make up a stakeholder do not comply with this Code of Ethics and the internal rules of any of the IQSTEL, Inc companies for matters which affect them, the IQSTEL, Inc companies will end their relationship therewith in the most suitable manner.

3.6.	Reporting Procedures

Maintaining ethical standards is the responsibility and obligation of every IQST employee. Early identification and resolution of conflict of interest and other ethical issues that may arise are critical to maintaining our commitments to our customers, vendors, investors, and to ourselves and our coworkers. IQST employees are expected to treat compliance with ethical standards as a critical element of their responsibilities. While this Code sets forth a wide range of practices and procedures, it cannot address every issue that may arise. If you are unsure of what to do in a situation, you should seek additional guidance and information before you act. If something seems unethical or improper, or if you have questions regarding the best course of action, you should promptly contact any of the following:

▪	Your supervisor
▪	IQST’s Chief Financial Officer
▪	IQST’s Code of Ethics Office. The Company’s Whistleblower Hotline:
o	Via voice: +1 (954) 951-8191 ext 33
o	Via email: Ethics@iqstel.com

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The Hotline is operated by specially trained third-party representatives. The Hotline is available 24 hours a day, 7 days a week. Hotline representatives will listen to your concerns, ask questions, and review the information provided. They will then forward your concern to the Company’s Audit Committee, which will take appropriate action.

It is against Company policy to retaliate against any employee who raises a concern in good faith and, if requested and to the extent possible, every effort will be made to maintain confidentiality. All reported violations will be acted on appropriately. If your concern requires an investigation, the Company will respond promptly. If possible, you will be informed about the status of the investigation and the outcome of the matter. However, IQST has an obligation of confidentiality to all employees, including those being investigated

3.7.	Internal control

The IQSTEL, Inc reserves the right to carry out checks, in accordance with current legislation, with the aim of testing the application of the present Code and preventing activities that could affect the legal compliance, confidentiality, integrity or availability of information.

DISCIPLINARY ACTIONS

The matters covered in this Code are of the utmost importance to IQST, its stockholders and its business partners, and are essential to our ability to conduct our business in accordance with our stated values. We expect all of our employees, directors, agents, contractors and consultants to adhere to these rules in carrying out their duties for IQST.

IQST will take appropriate action against any employee, director, agent, and contractor or consultant whose actions are found to violate these policies or any other Company policies. Disciplinary actions may include immediate termination of employment or business relationship at IQST’s sole discretion. Where IQST has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, IQST will cooperate fully with the appropriate authorities.

WAIVERS AND AMENDMENT OF THE CODE

Any waiver of any provision of this Code for a member of our Board of Directors or an executive officer, or any amendment of this Code, must be approved in writing by our Board of Directors and promptly disclosed pursuant to applicable laws and regulations. Any waivers of any provision of this Code with respect to any other employee, agent, contractor or consultant must be approved in writing by our Chief Financial Officer.

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ACKNOWLEDGEMENT OF RECEIPT

I hereby acknowledge that I have received a copy of the “CODE OF BUSINESS CONDUCT AND ETHICS” and agree to comply with its terms. I understand that violation of CODE OF BUSINESS CONDUCT AND ETHICS may subject me to severe civil and/or criminal penalties and that violation of the terms of this policy may subject me to discipline by IQSTEL, Inc. and its subsidiaries up to and including termination for cause.

Signed: _______________________________________________________

Name (please print): _____________________________________________

Date: _________________________________________________________

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